PROMISSORY NOTE

Cincinnati, Ohio
$450,000.00     March 1, 2000

     FOR VALUE RECEIVED, Learning Voyage, Inc., a Delaware corporation with its principal location at Mercantile Center, 120 East Fourth Street, Suite 300, Cincinnati, Ohio 45202 (the "Maker") hereby promises to pay to the order of MedPlus, Inc., an Ohio corporation with its principal location at 8805 Governor's Hill Drive, Cincinnati, Ohio 45249, (the "Payee"), the principal amount of $450,000, plus interest thereon at a rate equal to the rate announced from time to time by Provident Bank, Ohio, as its prime rate plus 2%, per annum. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months and accrued on a daily basis for the actual number of days elapsed from the date hereof on the principal balance from time to time outstanding.

     This Promissory Note is subject to the following additional terms:

1. Payments. All amounts due and payable hereunder shall be paid no later than two years after the effective date of this Promissory Note.

2. Place of Payment. All payments made hereunder shall be payable at Payee's address set forth above or such other address as Payee may from time to time designate in writing, which shall be deemed to have been received two days after being deposited in the mail by certified or registered mail, return receipt requested, and postage prepaid.

3. Applicable Law. This Promissory Note shall be governed by and interpreted under the laws of the State of Ohio applicable to contracts made and to be performed herein, without giving effect to the principles of conflicts of laws.

4.  Prepayments.  Any or all amounts due under this Promissory
Note may be prepaid in full or in part, at any time, without penalty.

5.  Default.  Maker shall be in default under this Promissory
Note upon the happening of any of the following events, circumstances or conditions:

a. default by Maker in the performance of the material terms or conditions hereof which failure continues for thirty days;

b. default by Maker in the performance of any of the material terms or conditions of that certain Stock Redemption Agreement by and among Maker and Payee of even date herewith.

c. the insolvency, appointment of a receiver of any part of the business of Maker, assignment for the benefit of creditors, or commencement of any proceeding under bankruptcy or insolvency laws by or against Maker.

Upon the occurrence of any of the foregoing events, circumstances or conditions of default, all of the obligations evidenced herein shall be immediately due and payable without further notice.

6. Notice of Presentment, Etc. Maker hereby waives notice of demand, notice of protest, protest, presentment for payment, and diligence in bringing suit against Maker under the occurrence of any event, circumstance or condition of default.

7. Assignment. This Promissory Note may not be assigned by Maker.

                              MAKER:

                              LEARNING VOYAGE, INC.


                              By:  s/ Christopher J. Dirksing
                              Name:  Christopher J. Dirksing
                              Title:    President
GUARANTY

     The undersigned does hereby unconditionally guarantee the payment and discharge as and when the same shall become due of any and all amounts owed by Maker under this Promissory Note.

Effective March 1, 2000       LV ACQUISITION, LLC


                              By:  s/ Christopher J. Dirksing
                              Name:  Christopher J. Dirksing
                              Title:    Member